Exhibit 99.1

News Release

Investor Relations: Kate Vanek, +1 646 654 4593

Media Relations: Laura Nelson, +1 203 563 2929

NIELSEN REPORTS 1ST QUARTER 2016 RESULTS AND INCREASES QUARTERLY DIVIDEND 11%

New York, USA – April 20, 2016 – Nielsen Holdings plc (NYSE: NLSN) today announced first quarter 2016 results and that its Board of Directors approved an increase in the company’s quarterly cash dividend of 11% to $0.31 per share.

Revenues were $1,487 million for the first quarter of 2016, up 2.0%, or 5.2% on a constant currency basis, compared to the first quarter of 2015, due to the solid performance of both its Buy and Watch businesses.

Adjusted Net Income for the first quarter of 2016 of $187 million was up 8.1%, or 9.4% on a constant currency basis, as compared to the first quarter of 2015. Adjusted Net Income per share on a diluted basis grew 10.9% to $0.51 for the first quarter of 2016 compared to $0.46 in the first quarter of 2015.

“Nielsen’s strong first quarter results were underpinned by our steady and resilient business model, which drove 5.2% constant currency revenue growth, continued margin expansion and strong earnings growth.  Fueled by 10.0% growth in emerging markets and growing momentum with retailers globally, our Buy segment grew 4.3% on a constant currency basis. Our Watch segment grew 6.3% on a constant currency basis due to meaningful progress with our Total Audience Measurement framework and notable growth with our precision targeting and analytical solutions within Marketing Effectiveness.  In addition, we are pleased to announce an 11% increase to our quarterly dividend as we continue to deliver on our ongoing commitment to create shareholder value through our balanced capital allocation approach,” said Mitch Barns, Chief Executive Officer at Nielsen.

Barns continued, “As we look to the year ahead, our business will be driven by three key factors.  One, we are leading industry discussions on the adoption of a new currency metric fueled by our Total Audience Measurement framework. Two, the value of audience segmentation and precision marketing is increasing and our unique set of analytic capabilities, bolstered by our recent launch of the Nielsen Marketing Cloud, position us well to provide clients with metrics to help improve performance. And three, we continue to make progress on our plans for a platform-based system that aligns and connects our wide array of measurement and analytics data for our fast-moving consumer goods clients.”

Net income for the first quarter of 2016 increased 60.3% to $101 million, or 62.9% on a constant currency basis, compared to the first quarter of 2015 due to strong revenue growth, ongoing productivity initiatives and the operating leverage of the business. Net income for the first quarter of 2015 was negatively impacted by $26 million in net foreign currency exchange transaction losses, compared with similar losses of $1 million in the first quarter of 2016. Net income per share, on a diluted basis, was $0.27 for the first quarter of 2016 compared to $0.17 in the first quarter of 2015.

Adjusted EBITDA for the first quarter of 2016 increased 5.8% to $402 million, or 7.2% on a constant currency basis compared to the first quarter of 2015. As a percentage of revenues, Adjusted EBITDA grew 97 basis points to 27.0%, and grew 49 basis points on a constant currency basis, due to the benefit of our ongoing productivity initiatives and the operating leverage of the business. Buy Adjusted EBITDA margins increased 60 basis points or 43 basis points on a constant currency basis, to 14.4%. Watch Adjusted EBITDA margins grew 68 basis points or 38 basis points on a constant currency basis, to 42.8%.

Revenues within the Buy segment decreased 0.6% to $793 million due to the impact of foreign exchange, but increased 4.3% on a constant currency basis. Buy revenues in developed markets grew 2.0% on a constant currency basis due to modest strength in Europe and continued traction with retailer clients. Buy emerging markets revenues grew 10.0% on a constant currency basis as Nielsen’s unparalleled global footprint remains a core competitive advantage for both local and multinational clients.

Revenues within the Watch segment increased 5.2%, or 6.3% on a constant currency basis, to $694 million. Audience Measurement of Video and Text revenues increased 7.5% on a constant currency basis due to the continued client adoption of the company’s Total Audience Measurement framework, and continued investments. Audio revenues grew 0.8% on a constant currency basis, on par with expectations. Marketing Effectiveness had another strong quarter, growing revenues by 28.8% on a constant currency basis due to clients’ growing demand for our marketing ROI and precision targeting tools and investments. Other Watch revenues decreased 18.6% on a constant currency basis due to the sale of the National Research Group, Inc. which was completed in the fourth quarter of 2015. Excluding Other Watch, our Watch segment grew 8.0% on a constant currency basis.

Financial Position

As of March 31, 2016, Nielsen’s cash balances were $432 million and gross debt was $7,660 million. Net debt (gross debt less cash and cash equivalents) was $7,228 million and our net debt leverage ratio was 3.84x at the end of the quarter. Net capital expenditures were $109 million for the first quarter of 2016 as compared to $102 million in the first quarter of 2015.

Cash flow from operations decreased to $87 million for the first quarter of 2016 from $101 million in the first quarter of 2015 due to a $36 million contribution to the Nielsen Foundation. Free cash flow for the first quarter 2016 increased to $14 million from a use of $1 million in the first quarter of 2015.

In March 2016, Nielsen entered into an amendment to its credit agreement which provides for additional Class A Term Loans in an aggregate principal amount of $500 million, maturing in full in April 2019.

Capital Allocation

The Board of Directors approved an increase in the company’s quarterly cash dividend of 11% to $0.31 per common share, commencing with the payment on June 16, 2016 to shareholders of record on June 2, 2016.

The company repurchased $83 million of shares of its common stock during the first quarter of 2016.  The company has a total of $772 million remaining for repurchase under the existing share repurchase program, which it anticipates largely utilizing by the end of 2017.

Conference Call and Webcast

Nielsen will hold a conference call to discuss its first quarter 2016 results at 8:00 a.m. U.S. Eastern Time (ET) on April 20, 2016. The audio and slides for the call can be accessed live by webcast at http://nielsen.com/investors or by dialing +1-877-201-0168. Callers outside the U.S. can dial +1-647-788-4901. The passcode for the call is “86712436.” An audio replay and transcript will be available on the investor relations website after the call.

Forward-looking Statements

This news release includes information that could constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These statements may be identified by words such as ‘will’, ‘expect’, ‘anticipates’, ‘should’, ‘goal’, ‘look’, ‘could’, ‘shall’ and similar expressions. These statements are subject to risks and uncertainties, and actual results and events could differ materially from what presently is expected. Factors leading thereto may include without limitations general economic conditions, conditions in the markets Nielsen is engaged in, behavior of customers, suppliers and competitors, technological developments, as well as legal and regulatory rules affecting Nielsen’s business and specific risk factors discussed in other releases and public filings made by the company (including the company’s filings with the Securities and Exchange Commission). This list of factors is not intended to be exhaustive. Such forward-looking statements only speak as of the date of this press release, and we assume no obligation to update any written or oral forward-looking statement made by us or on our behalf as a result of new information, future events, or other factors.

About Nielsen

Nielsen Holdings plc (NYSE: NLSN) is a global performance management company that provides a comprehensive understanding of what consumers watch and buy. Nielsen’s Watch segment provides media and advertising clients with Total Audience measurement services across all devices where content — video, audio and text — is consumed. The Buy segment offers consumer packaged goods manufacturers and retailers the industry’s only global view of retail performance measurement. By integrating information from its Watch and Buy segments and other data sources, Nielsen provides its clients with both world-class measurement as well as analytics that help improve performance.  Nielsen, an S&P 500 company, has operations in over 100 countries that cover more than 90 percent of the world’s population. For more information, visit www.nielsen.com.

From time to time, Nielsen may use its website and social media outlets as channels of distribution of material company information. Financial and other material information regarding the company is routinely posted and accessible on our website at http://www.nielsen.com/investors and our Twitter account at http://twitter.com/Nielsen

Results of Operations—(Three Months Ended March 31, 2016 and 2015)

The following table sets forth, for the periods indicated, the amounts included in our condensed consolidated statements of operations:

	Three Months Ended March 31, (Unaudited)
(IN MILLIONS, EXCEPT SHARE AND PER SHARE DATA)	2016	2015
Revenues	$1,487	$1,458
Cost of revenues	641	622
Selling, general and administrative expenses	465	481
Depreciation and amortization	147	142
Restructuring charges	10	14
Operating income	224	199
Interest income	1	1
Interest expense	(79)	(73)
Foreign currency exchange transaction losses, net	(1)	(26)
Income from continuing operations before income taxes	145	101
Provision for income taxes	(44)	(38)
Net income	101	63
Net income attributable to noncontrolling interests	1	—
Net income attributable to Nielsen stockholders	$100	$63
Net income per share of common stock, basic
Income from continuing operations	$0.28	$0.17
Net income attributable to Nielsen stockholders	$0.28	$0.17
Net income per share of common stock, diluted
Income from continuing operations	$0.27	$0.17
Net income attributable to Nielsen stockholders	$0.27	$0.17
Weighted-average shares of common stock outstanding, basic	361,580,670	371,169,651
Dilutive shares of common stock	3,620,469	4,192,306
Weighted-average shares of common stock outstanding, diluted	365,201,139	375,361,957

Certain Non-GAAP Measures

We use the non-GAAP financial measures discussed below to evaluate the results of our operations. We believe that the presentation of these non-GAAP measures provides useful information to investors regarding financial and business trends related to our results of operations, cash flows and indebtedness and that when this non-GAAP financial information is viewed with our GAAP financial information, investors are provided with a more meaningful understanding of our ongoing operating performance. None of the non-GAAP measures presented should be considered as an alternative to net income or loss, operating income or loss, cash flows from operating activities, total indebtedness or any other measures of operating performance and financial condition, liquidity or indebtedness derived in accordance with GAAP. These non-GAAP measures have important limitations as analytical tools and should not be considered in isolation or as substitutes for an analysis of our results as reported under GAAP. Our use of these terms may vary from the use of similarly-titled measures by others in our industry due to the potential inconsistencies in the method of calculation and differences due to items subject to interpretation.

Constant Currency Presentation

We evaluate our results of operations on both an as reported and a constant currency basis. The constant currency presentation, which is a non-GAAP measure, excludes the impact of fluctuations in foreign currency exchange rates. We believe providing constant currency information provides valuable supplemental information regarding our results of operations, thereby facilitating period-to-period comparisons of our business performance and is consistent with how management evaluates the company’s performance. We calculate constant currency percentages by converting our prior-period local currency financial results using the current period exchange rates and comparing these adjusted amounts to our current period reported results. No adjustment has been made to foreign currency exchange transaction gains or losses in the calculation of constant currency net income.

The below table presents a reconciliation from revenue on a reported basis to revenue on a constant currency basis for the three months ended March 31, 2016.

(IN MILLIONS)	Three Months Ended March 31, 2016 Reported	Three Months Ended March 31, 2015 Reported	% Variance 2016 vs. 2015 Reported	Three Months Ended March 31, 2015 Constant Currency	% Variance 2016 vs. 2015 Constant Currency
			(Unaudited)
Revenues by segment
Developed Markets	$550	$549	0.2%	$539	2.0%
Emerging Markets	243	249	(2.4)%	221	10.0%
Buy	$793	$798	(0.6)%	$760	4.3%

Audience Measurement (Video and Text)	$472	$445	6.1%	$439	7.5%
Audio	120	120	—%	119	0.8%
Marketing Effectiveness	67	52	28.8%	52	28.8%
Other Watch	35	43	(18.6)%	43	(18.6)%
Watch	$694	$660	5.2%	$653	6.3%
Total	$1,487	$1,458	2.0%	$1,413	5.2%

The below table presents a reconciliation from Adjusted EBITDA and Adjusted Net Income on a reported basis to a constant currency basis for the three months ended March 31, 2016.

(IN MILLIONS)	Three Months Ended March 31, 2016 Reported	Three Months Ended March 31, 2015 Reported	% Variance 2016 vs. 2015 Reported	Three Months Ended March 31, 2015 Constant Currency	% Variance 2016 vs. 2015 Constant Currency
			(Unaudited)

Net Income	$101	$63	60.3%	$62	62.9%

Adjusted EBITDA	$402	$380	5.8%	$375	7.2%

Adjusted Net Income	$187	$173	8.1%	$171	9.4%

Adjusted EBITDA and Adjusted Net Income

We define Adjusted EBITDA as net income or loss from our consolidated statements of operations before interest income and expense, income taxes, depreciation and amortization, equity in net income of affiliates, restructuring charges, goodwill and intangible asset impairment charges, stock-based compensation expense and other non-operating items from our consolidated statements of operations as well as certain other items considered unusual or non-recurring in nature. We use Adjusted EBITDA to measure our performance from period to period both at the consolidated level as well as within our operating segments, to evaluate and fund incentive compensation programs and to compare our results to those of our competitors.

We define Adjusted Net Income as net income or loss from our consolidated statements of operations before income taxes, depreciation and amortization associated with acquired tangible and intangible assets, equity in net income of affiliates, restructuring charges, goodwill and intangible asset impairment charges, other non-operating items from our consolidated statements of operations and certain other items considered unusual or non-recurring in nature, reduced by cash paid for income taxes.

Adjusted EBITDA, Adjusted Net Income and Adjusted Net Income per share of common stock are not presentations made in accordance with GAAP.

The below table presents a reconciliation from net income to Adjusted EBITDA, Adjusted Net Income and Adjusted Net Income per share of common stock for the three months ended March 31, 2016 and 2015:

	Three Months Ended March 31, (Unaudited)
(IN MILLIONS, EXCEPT SHARE AND PER SHARE DATA)	2016	2015
Net income	$101	$63
Interest expense, net	78	72
Provision for income taxes	44	38
Depreciation and amortization	147	142
EBITDA	370	315
Other non-operating expense, net	1	26
Restructuring charges	10	14
Stock-based compensation expense	13	14
Other items(a)	8	11
Adjusted EBITDA	402	380
Interest expense, net	(78)	(72)
Depreciation and amortization	(147)	(142)
Depreciation and amortization associated with acquisition-related tangible and intangible assets	52	50
Cash paid for income taxes	(29)	(29)
Stock-based compensation expense	(13)	(14)
Adjusted net income	$187	$173
Adjusted net income per share of common stock, diluted	$0.51	$0.46
Weighted-average shares of common stock outstanding, basic	361,580,670	371,169,651
Dilutive shares of common stock from stock compensation plans	3,620,469	4,192,306
Weighted-average shares of common stock outstanding, diluted	365,201,139	375,361,957
(a)	For the three months ended March 31, 2016 and 2015, other items primarily consist of non-recurring costs.

Free Cash Flow

We define free cash flow as net cash provided by operating activities, plus contributions to the Nielsen Foundation, less capital expenditures, net. We believe providing free cash flow information provides valuable supplemental liquidity information regarding the cash flow that may be available for discretionary use by us in areas such as the distributions of dividends, repurchase of common stock, voluntary repayment of debt obligations or to fund our strategic initiatives, including acquisitions, if any. However, free cash flow does not represent residual cash flows entirely available for discretionary purposes; for example, the repayment of principal amounts borrowed is not deducted from free cash flow. Key limitations of the free cash flow measure include the assumptions that we will be able to refinance our existing debt when it matures and meet other cash flow obligations from financing activities, such as principal payments on debt. Free cash flow is not a presentation made in accordance with GAAP. The following table presents reconciliation from net cash provided by operating activities to free cash flow:

	Three Months Ended March 31, (Unaudited)
(IN MILLIONS)	2016	2015
Net cash provided by operating activities	$87	$101
Plus: Contribution to the Nielsen Foundation	36	—
Less: Capital expenditures, net	(109)	(102)
Free cash flow	$14	$(1)

Net Debt and Net Debt Leverage Ratio

The net debt leverage ratio is defined as net debt (gross debt less cash and cash equivalents) as of the balance sheet date divided by Adjusted EBITDA for the twelve months then ended. Net debt and the net debt leverage ratio are commonly used metrics to evaluate and compare leverage between companies and are not presentations made in accordance with GAAP. The calculation of net debt and the net debt leverage ratio as of March 31, 2016 is as follows:

(IN MILLIONS) (Unaudited)
Gross debt as of March 31, 2016	$7,660
Less: cash and cash equivalents as of March 31, 2016	432
Net debt as of March 31, 2016	$7,228
Adjusted EBITDA for the year ended December 31, 2015	$1,858
Less: Adjusted EBITDA for the three months ended March 31, 2015	$380
Add: Adjusted EBITDA for the three months ended March 31, 2016	$402
Adjusted EBITDA for the twelve months ended March 31, 2016	$1,880
Net debt leverage ratio as of March 31, 2016	3.84x